Exhibit 10.8

ASSET PURCHASE AGREEMENT

among

BJJLINK LLC,

SANTIAGO AMARAL,

and

ALTA GLOBAL GROUP LIMITED (ACN 163 057 565)

dated as of

18 December, 2024

THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES. IT IS NOT INTENDED AND WILL NOT BE DEEMED TO CREATE A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT PRIOR TO THE DULY AUTHORIZED EXECUTION AND DELIVERY OF THIS DOCUMENT BY ALL PARTIES TO ALL OTHER PARTIES.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of 18 December, 2024, is entered into by and among ALTA GLOBAL GROUP LIMITED (ACN 163 057 565), a company registered in Australia at Level 1, Suite 1 29-33 The Corso, Manly NSW 2095 Australia (“Buyer”), BJJLINK LLC, a California limited liability company (“Seller”) SANTIAGO AMARAL, an individual resident of the State of New Jersey (“Amaral or Principal”). Seller and Principal are sometimes referred to in this Agreement individually as a “Seller Party” and collectively as the “Seller Parties.” Buyer and the Seller Parties are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is engaged in the business of managing a digital platform for servicing academies and practitioners that supports growth and connection within the Brazilian jiu-jitsu (BJJ) community (the “Business”);

WHEREAS, Principal owns 100% of the issued and outstanding membership interests of Seller;

WHEREAS, Principal is executing this Agreement and entering into the transactions contemplated hereby to, among other things, provide Buyer with certain representations, warranties, restrictive covenants, indemnities and other assurances, all as a material inducement for Buyer to enter into the Agreement and the transactions contemplated hereby; and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Section 2.01(a).

“Action” means any claim, action, charge, complaint, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.08.

“Alta MMA Tools System” means Alta’s current mixed martial arts tools system for gyms including current and future Hype products that will operate together with the Purchased Assets.

“Amaral Employment Agreement” has the meaning set forth in Section 3.02(a)(iv).

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.06.

“Balance Sheet Date” has the meaning set forth in Section 4.06.

“Benefit Plan” has the meaning set forth in Section 4.22(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“BJJLINK Ecosystem” means current and future derivative product lines and features built off the Purchased Assets.

“Books and Records” has the meaning set forth in Section 2.01(k).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Utah are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Common Stock” means the ordinary shares of Buyer.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

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“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Payment” has the meaning set forth in Section 2.05(b).

“Closing Statement” has the meaning set forth in Section 2.07(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Credit Amount” means the total amount of the Indebtedness, Indebtedness-like items, and Transaction Expenses of Seller set forth in Section 1 of the Disclosure Schedules.

“Customer Acquisition Budget” means a customer acquisition budget of up to a maximum of twenty percent (20%) of the first years annualised revenue per customer. As an example, if the annualised yearly revenue of a customer is $1,500, then Buyer will commit to a maximum customer acquisition budget of up to $300 for such customer. This customer acquisition budget may be in the form of cash payments, referral fees, free-periods, etc., in each case at Buyer’s discertion.

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller Parties and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.07(c)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Earn-out Consideration” means the contingent consideration earned, if any, by Seller pursuant to Section 2.06(a), Section 2.06(b) or Section 2.06(c), as applicable.

“Earn-out Consideration Calculation Objection Notice” has the meaning set forth in Section 2.06(d)(ii)

“Earn-out Period” means the period beginning on the Closing Date and ending on 18 December, 2029.

“Earn-out Consideration Review Period” has the meaning set forth in Section 2.06(d)(ii).

“Effective Time” has the meaning set forth in Section 3.01.

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“Eligible Revenue” means the difference of (a) the revenue determined in accordance with IFRS which arose in the ordinary course of the Business minus (b) any third-party merchant fees or costs, discounts, credits, reserves for bad debt, customer adjustments, or eligible tax and other offsets. Eligible Revenue includes revenue from current and future derivative product lines and features built off the current BJJLINK product or BJJLINK Ecosystem or the Alta MMA Business Tools Ecosystem. For the avoidance of doubt, Eligible Revenue shall not include any revenue generated through the broader Alta Platform, ie TrainAlta.com, UFC Partnership, MixedMartialArts.com or the MMA Community Platform, Steppen and Hype (which does not incorporate any BJJLINK product use) or any derivative of other revenue outside of the normal course of business.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

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“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(b).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Fifth Anniversary” has the meaning set forth in Section 2.06(a).

“Financial Statements” has the meaning set forth in Section 4.06.

“First Anniversary” has the meaning set forth in Section 2.05(c).

“Forth Anniversary” has the meaning set forth in Section 2.06(a).

“Fundamental Representations” has the meaning set forth in Section 7.01.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Hype” means assets owned by Hype.OS,Inc.

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“IFRS” means International Financial Reporting Standards accounting principles in effect from time to time.

“Indebtedness” means, with respect to any Person at any date, without duplication, all liabilities and obligations of such Person in respect of: (i) borrowed money or indebtedness issued in substitution or exchange for borrowed money; (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) the deferred purchase price of property, securities or services with respect to which such Person is liable, (iv) any obligations under conditional sale or other title retention agreements, (v) any obligations of such Person or its Affiliates secured by any Encumbrance on property or assets owned or acquired by such Person or its Affiliates, (vi) reimbursement obligations with respect to letters of credit (whether or not drawn), bankers’ acceptances, bank overdrafts and interest rate protection agreements (without duplication of other Indebtedness supported or guaranteed thereby), (vii) the factoring or discounting of accounts receivable, (viii) obligations under any interest rate, currency or other hedging or swap agreements (valued at the termination value thereof), (ix) any obligation reflected in the Financial Statements as a capitalized lease obligation or which is required to be reflected as a capitalized lease obligation in financial statements prepared in accordance with IFRS, (x) any off balance sheet financings, (xi) any accrued interest, fees, premium, penalties, charges, make-whole fees, breakage fees, yield maintenance amounts, redemption fees and any other amounts payable in respect of the items described in the foregoing clauses (i) through (x) or the payment or prepayment of such items at the Closing, (xii) deferred revenue, (xiii) liabilities for accrued but unpaid income taxes and any taxes deferred pursuant to Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act, (xiv) for the amount of unused vacation pay and other paid time off that employee of Seller had accrued as an employee of Seller prior to the Effective Time, (xv) under the Benefit Plan of Seller or relating to payroll, compensation, vacation, sick leave, workers’ compensation, unemployment benefits, retirement or pension benefits, employee equity incentive or profit sharing plans, healthcare plans or benefits, bonus or commission arrangements, severance or other termination benefits, healthcare plans or benefits, or any other employer plans or benefits for Seller or any employees or former employees of Seller, (xvi) for unpaid Tax Liabilities (including arising out of the transactions contemplated hereby) of Seller for any Pre-Closing Tax period, and (xvii) any guaranties or arrangements having the economic effect of a guaranty by Seller of any Indebtedness of any other Person, whether or not any such guaranty or arrangement would appear on a consolidated balance sheet prepared in accordance with IFRS.

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Independent Accountant” has the meaning set forth in Section 2.07(c)(iii).

“Insurance Policies” has the meaning set forth in Section 4.18.

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“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) Software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.06.

“Interim Financial Statements” has the meaning set forth in Section 4.06.

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“Inventory” has the meaning set forth in Section 2.01(a).

“Investment” means any equity interest (including any convertible debt, options, warrants and similar instruments), of record or beneficially, directly or indirectly, in any Person.

“Law” means any statute, law, ordinance, regulation, rule, code, charge, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.12(b).

“Leases” has the meaning set forth in Section 4.12(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 4.05 and Section 6.04; (vi) any changes in applicable Laws or accounting rules, including IFRS; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.09(a).

“Material Customers” has the meaning set forth in Section 4.17(a).

“Material Suppliers” has the meaning set forth in Section 4.17(b).

“Multiemployer Plan” has the meaning set forth in Section 4.22(c).

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“Ongoing Support Budget” means an ongoing support budget of up to a maximum of ten percent (10%) of the per customer annualised revenue to service the BJJLINK Ecosystem (i.e. operations, customer support, technology infrastructure and customer retention). As an example, if the annualised yearly revenue of a customer is $1,500, then Alta will commit to a maximum of $150 per annum to support such on an ongoing basis.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.10.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity. “Post-Closing Adjustment” has the meaning set forth in Section 2.07(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Principal” has the meaning set forth in the preamble.

“Public Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, other than Software that has been clearly and conspicuously released into the public domain by its copyright holders. Without limiting the foregoing, Public Software includes Software licensed or distributed under any of the following licenses or distribution models, or under licenses or distribution models similar to any of the following (regardless of software license version): (i) GNU’s General Public License (GPL), Lesser/Library GPL (LGPL), or Affero General Public License; (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community

Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; (viii) the Apache License; or (ix) any other license that meets the Open Source Definition (www.opensource.org/osd.html) and/or Free Software Definition (www.gnu.org/philosophy/freesw.html).

“Purchase Price” has the meaning set forth in Section 2.05(a).

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.22(c).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

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“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.07(c)(ii).

“Restricted Business” means the business of designing, manufacturing, distributing and selling footwear and accessories.

“Restricted Period” has the meaning set forth in Section 6.03(a).

“Revenue Run-Rate” means, as of any date of determination, the Eligible Revenue as of the last day of the prior calendar month multiplied by twelve (12).

“Revenue Run-Rate Statement” has the meaning set forth in Section 2.06(d)(i).

“Review Period” has the meaning set forth in Section 2.07(c)(i).

“Second Anniversary” has the meaning set forth in Section 2.05(d).

“Securities Act” has the meaning U.S. Securities Act of 1933.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Seller Party” or “Seller Parties” has the meaning set forth in the preamble.

“Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Amaral after due inquiry.

“Statement of Objections” has the meaning set forth in Section 2.07(c)(ii).

“Software” means any and all computer programs, software (in object and/or source code) and databases in any form, including Internet websites, web content and links, mobile applications, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons and forms, and all versions, updates, corrections, enhancements and modifications thereof, firmware, middleware, applications, API’s, HTML and other instructions used in connection with web browsers including web widgets, and other code used to instruct computers or mobile devices and all related algorithms, models and methodologies, files, all related documentation, developers notes, comments and annotations, and all other tangible embodiments thereof.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by Seller or (ii) Seller is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

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“Tangible Personal Property” has the meaning set forth in Section 2.01(e).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), escheat, abandoned or unclaimed property, real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Territory” means the continent of North America.

“Third Anniversary” has the meaning set forth in Section 2.06(a).

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Tranche One Earn-out Consideration” has the meaning set forth in Section 2.06(a).

“Tranche Two Earn-out Consideration” has the meaning set forth in Section 2.06(b).

“Tranche Three Earn-out Consideration” has the meaning set forth in Section 2.06(c).

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Transaction Expenses” means the costs and expenses (including legal, accounting, consulting, advisory and brokerage, and any transaction or similar bonuses or payments) incurred by Seller in connection with the transactions contemplated by this Agreement.

“Unaudited Financial Statements” has the meaning set forth in Section 4.06.

“Undisputed Amounts” has the meaning set forth in Section 2.07(c)(iii).

“Union” has the meaning set forth in Section 4.23(b).

“Viral Open Source Software” means any Software that requires as a condition of its use, modification and/or distribution that such Software, or any Software incorporated into, derived from or distributed with such Software, be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) redistributable at no charge, or for only a nominal fee or copying charge.

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“VWAP” means, with respect to a given date, the volume weighted average price for a share of Buyer Common Stock on the principal securities exchange on which such security is traded (which is currently NYSE American) during the thirty (30)-day period ending at 4:00 p.m. New York time (or such other time as such exchange publicly announces is the official close of trading) on such date.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(c) all Contracts, including Intellectual Property Agreements, set forth on Section 2.01(c) of the Disclosure Schedules (the “Assigned Contracts”);

(d) all Intellectual Property Assets;

(e) all furniture, fixtures, equipment, machinery, tools, molds, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(f) all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.20(b) and Section 4.21(b) of the Disclosure Schedules;

(g) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business or the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

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(h) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(i) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(j) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(k) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and

(l) all goodwill and the going concern value of the Business.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) Cash and cash equivalents;

(b) Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);

(c) the corporate seals, organizational documents, minute books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(d) all Benefit Plans and assets attributable thereto;

(e) the assets, properties and rights specifically set forth on Section 2.02(e) of the Disclosure Schedules; and

(f) the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing.

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Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation the Transaction Expenses;

(b) any Liability for (i) Taxes of Seller (or any equityholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.09; or (iii) other Taxes of Seller (or any equityholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any equityholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(f) any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;

(g) any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(h) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

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(i) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(j) any trade accounts payable of Seller;

(k) any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(l) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 7.03 as Seller Indemnitees;

(m) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(n) any Liabilities associated with any Indebtedness; and

(o) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05 Purchase Price.

(a) The aggregate purchase price for the Purchased Assets shall be $3,000,000, plus the assumption of the Assumed Liabilities and the amount, if any, of the Earn-out Consideration earned in accordance with Section 2.06 (collectively, the “Purchase Price”).

(b) At the Closing, $600,000 of the Purchase Price (as adjusted pursuant to Section 2.07(a)) (the “Closing Payment”) shall be paid, at Buyer’s sole election, by (i) wire transfer of immediately available funds to an account designated in writing by Seller at least three Business Days prior; (ii) Buyer’s delivery to Seller of a number of shares of Buyer Common Stock equal to (x) $600,000 divided by (y) the VWAP as of the date of Closing; or (iii) any combination of the foregoing.

(c) On the date that is twelve (12) months following the Closing (the “First Anniversary”), $1,000,000 of the Purchase Price shall be paid, at Buyer’s sole election, by (i) wire transfer of immediately available funds to an account designated in writing by Seller; (ii) Buyer’s delivery to Seller of a number of shares of Buyer Common Stock equal to (x) $1,000,000 divided by (y) the VWAP as of the date of the First Anniversary; or (iii) any combination of the foregoing.

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(d) On the date that is twenty-four (24) months following the Closing (the “Second Anniversary”), $1,400,000 of the Purchase Price shall be paid, at Buyer’s sole election, by (i) wire transfer of immediately available funds to an account designated in writing by Seller; (ii) Buyer’s delivery to Seller of a number of shares of Buyer Common Stock equal to (x) $1,000,000 divided by (y) the VWAP as of the date of the Second Anniversary; or (iii) any combination of the foregoing.

(e) Right of Set-off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.05 the amount of any Losses to which any Buyer Indemnitee may be entitled under Article VII of this Agreement or any other Transaction Document.

Section 2.06 Earn-out.

(a) Tranche One Earn-out. As additional consideration for the Purchased Assets, Buyer shall pay to Seller an amount equal to $3,000,000 (the “Tranche One Earn-out Consideration”) if the Revenue Run-Rate of the Business exceeds $3,600,000 on the date that is thirty-six (36) months following the Closing (the “Third Anniversary”). If the Revenue Run-Rate of the Business on the Third Anniversary does not exceed $3,600,000, no Tranche One Earn-out Consideration shall be paid to or earned by Seller; provided, however, that in the event that the Revenue Run-Rate of the Business on the Third Anniversary exceeds $2,700,000 and the Revenue Run-Rate of the Business exceeds $3,600,000 on the date that is sixty (60) months following the Closing (the “Fifth Anniversary”), then Buyer shall pay to Seller the Tranche One Earn-out Consideration. If applicable, the Tranche One Earn-out Consideration shall be paid, at Buyer’s sole election, by (i) wire transfer of immediately available funds to an account designated in writing by Seller; (ii) Buyer’s delivery to Seller of a number of shares of Buyer Common Stock equal to (x) $3,000,000 divided by (y) the VWAP as of the date of the Tranche One Earn-out Consideration is achieved (i.e. on either the Third Anniversary or Fifth Anniversary); or (iii) any combination of the foregoing. Notwithstanding anything in this Agreement to the contrary, in no event shall the Tranche One Earn-out Consideration earned by Seller exceed $3,000,000 or be paid to Seller on more than on occasion.

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(b) Tranche Two Earn-out. As additional consideration for the Purchased Assets, Buyer shall pay to Seller an amount equal to $3,500,000 (the “Tranche Two Earn-out Consideration”) if the Revenue Run-Rate of the Business exceeds $6,300,000 on the date that is forty-eight (48) months following the Closing (the “Fourth Anniversary”). If the Revenue RunRate of the Business on the Fourth Anniversary does not exceed $6,300,000, no Tranche Two Earn-out Consideration shall be paid to or earned by Seller; provided, however, that in the event that the Revenue Run-Rate of the Business on the Fourth Anniversary exceeds $4,725,000 and the Revenue Run-Rate of the Business exceeds $6,300,000 on the Fifth Anniversary, then Buyer shall pay to Seller the Tranche Two Earn-out Consideration. If applicable, the Tranche Two Earn-out Consideration shall be paid, at Buyer’s sole election, by (i) wire transfer of immediately available funds to an account designated in writing by Seller; (ii) Buyer’s delivery to Seller of a number of shares of Buyer Common Stock equal to (x) $3,500,000 divided by (y) the VWAP as of the date of the Tranche Two Earn-out Consideration is achieved (i.e. on either the Fourth Anniversary or Fifth Anniversary); or (iii) any combination of the foregoing. Notwithstanding anything in this Agreement to the contrary, in no event shall the Tranche Two Earn-out Consideration earned by Seller exceed $3,500,000 or be paid to Seller on more than on occasion.

(c) Tranche Three Earn-out. As additional consideration for the Purchased Assets, Buyer shall pay to Seller an amount equal to $3,500,000 (the “Tranche Three Earn-out Consideration”) if the Revenue Run-Rate of the Business exceeds $10,000,000 on the Fifth Anniversary. If the Revenue Run-Rate of the Business on the Fifth Anniversary does not exceed $10,000,000, no Tranche Three Earn-out Consideration shall be paid to or earned by Seller. If applicable, the Tranche Three Earn-out Consideration shall be paid, at Buyer’s sole election, by (i) wire transfer of immediately available funds to an account designated in writing by Seller; (ii) Buyer’s delivery to Seller of a number of shares of Buyer Common Stock equal to (x) $3,500,000 divided by (y) the VWAP as of the date of the Fifth Anniversary; or (iii) any combination of the foregoing. Notwithstanding anything in this Agreement to the contrary, in no event shall the Tranche Three Earn-out Consideration earned by Seller exceed $3,500,000 or be paid to Seller on more than on occasion.

(d) Procedures Applicable to Determination of the Earn-out Consideration.

(i) On or before the date which is 60 days after the end of each of the Third Anniversary, Fourth Anniversary and Fifth Anniversary, Buyer shall prepare and deliver to Seller a written statement (each, a “Revenue Run-Rate Statement”) setting forth in reasonable detail Buyer’s determination of the Revenue Run-Rate of the Business during the applicable period and Buyer’s calculation of the resulting Tranche One Earn-out Consideration, Tranche Two Earn-out Consideration or Tranche Three Earn-out Consideration, if any. If a Revenue Run-Rate Statement sets forth that the Tranche One Earn-out Consideration, the Tranche Two Earn-out Consideration or the Tranche Three Earn-out Consideration, as applicable, has been earned pursuant to Section 2.06(a), Section 2.06(b) or Section 2.06(c), as applicable, Buyer shall pay the Tranche One Earnout Consideration, the Tranche Two Earn-out Consideration or the Tranche Three Earn-out Consideration, as applicable.

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(ii) During the 30 calendar days immediately following delivery to Seller of the final Revenue Run-Rate Statement following the Fifth Anniversary (the “Earn-out Consideration Review Period”), Seller and its accountants shall have the right to inspect Buyer’s books and records during normal business hours at Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determination of the Revenue Run-Rate of the Business during the Earn-out Period and the resulting Earn-out Consideration, if any; provided that such access shall be in a manner that does not interfere with the normal business operations of Buyer. Prior to the expiration of the Earn-out Consideration Review Period, Seller may deliver a written notice to Buyer objecting to the calculation of the Revenue Run-Rate of the Business during the Earn-out Period and the resulting Earn-Out Consideration (an “Earn-out Consideration Calculation Objection Notice”). Any Earn-out Consideration Calculation Objection Notice shall specify the items in the calculation of the Revenue Run-Rate of the Business during the Earn-out Period disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver an Earn-out Consideration Calculation Objection Notice to Buyer prior to the expiration of the Earn-out Consideration Review Period, then Buyer’s calculation of the Earn-out Consideration shall be final and binding on the parties hereto. If Seller timely delivers an Earn-out Consideration Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Revenue Run-Rate of the Business during the Earn-out Period and the corresponding payment of Earn-out Consideration. If Buyer and Seller are unable to reach agreement within 30 days after an Earn-out Consideration Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the Revenue Run-Rate of the Business during the Earn-out Period as promptly as practicable, but in no event greater than 30 days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-out Consideration Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and Seller shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review. The resolution of the dispute and the calculation of the Revenue Run-Rate of the Business during the Earn-out Period that is the subject of the Earn-out Consideration Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by Seller and Buyer in proportion to the amounts by which their respective calculations of the Revenue Run-Rate of the Business during the Earn-out Period differ from the Revenue Run-Rate of the Business during the Earn-out Period as finally determined by the Independent Accountant.

(e) Independence of Earn-out Consideration Payments. Buyer’s obligation to pay each of the payments of Earn-out Consideration to Seller in accordance with Section 2.06(a), Section 2.06(b) or Section 2.06(c), as applicable, is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-out Consideration and the obligation to pay any Earn-out Consideration to Seller shall not obligate Buyer to pay any preceding or subsequent Earn-out Consideration.

(f) Post-closing Operation of the Business. Subject to the terms of this Agreement, subsequent to the Closing, Buyer will have primary responsibility and discretion regarding the management and operation of the Business. Buyer will invest time, capital and resources to the continued growth of the BJJLINK Ecosystem, including by creating a Customer Acquisition Budget and Ongoing Support Budget. The allocation of the Customer Acquisition Budget and Ongoing Support Budget will be determined by the Buyer, at its sole discretion, and approved by the Buyer’s Board of Directors as part of Buyer’s annual business planning process. Notwithstanding the foregoing or anything to the contrary herein, Buyer has no obligation to operate the Business in order to achieve any Earn-out Consideration or to maximize the amount of any Earn-out Consideration.

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(g) Right of Set-off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.06 the amount of any Losses to which any Buyer Indemnitee may be entitled under Article VII of this Agreement or any other Transaction Document.

(h) No Security. The Parties hereto understand and agree that (i) the contingent rights to receive any Earn-out Consideration shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Law relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer, (ii) Seller shall not have any rights as a securityholder of Buyer as a result of Seller’s contingent right to receive any Earn-out Consideration hereunder, and (iii) no interest is payable with respect to any Earn-out Consideration.

(i) Compliance and Awareness of Insider Information. Subject to compliance with applicable securities laws and the Seller’s representation that it is not in possession of any material confidential information at the time of sale, the Seller shall be entitled to sell shares earnt via Sections 2.05 and 2.06 via the controlled sale process outlined below:

(i) The Seller agrees to work collaboratively with the Buyer to execute a block trade of the shares off-market with one or more buyers.

(ii) The Seller and the Buyer shall act in good faith and take all reasonable steps to facilitate the off-market transaction within 60 calendar days from the date the Seller notifies the Buyer of its intention to sell the shares.

(iii) If (i)(i)-(ii) (Off-Market Block Trade) is not successfully completed within the 60-day period specified above, then the Seller will be permitted to sell the shares onmarket.

(iv) For any on-market sale, the Seller shall adhere to the following limitations:

(A)	the Seller may sell no more than 10% of the average daily trading volume of the Buyer’s shares over the preceding 90 trading days per day of trading; and

(B)	the Seller agrees to comply with all applicable laws and regulations governing the sale of shares, including, but not limited to, the registration requirements under the Securities Act and prohitions on insider trading under the Securities Exchange Act of 1934.

(j) Termination of Amaral’s Employment. Notwithstanding anything in this Agreement to the contrary, if prior to the end of the Earn-out Period Amaral’s employment with Buyer or its Affiliate is terminated, Seller’s right to earn or receive any Earn-out Consideration shall immediately terminate and Seller shall thereafter have no right to receive any additional Earnout Consideration.

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Section 2.07 Purchase Price Adjustment.

(a) Closing Adjustment. Within five Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement providing an estimate of the Credit Amount (the “Estimated Credit Amount”). At Closing, the Purchase Price will be decreased dollar for dollar by the Estimated Credit Amount.

(b) Post-Closing Adjustment. Within 120 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth its calculation of the final Credit Amount. The “Post-Closing Adjustment” shall be an amount equal to the sum of the difference between the Credit Amount, as finally determined pursuant to this Section 2.07, less the Estimated Credit Amount. If the Post-Closing Adjustment is a negative number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. Any Post-Closing Adjustment payable hereunder shall be paid by Buyer or Seller, as applicable, in accordance with Section 2.07(c)(vi).

(c) Examination and Review.

(i) Examination. After receipt of the Closing Statement, Seller shall have 30 days (the “Review Period”) to review the Closing Statement. During the Review Period, Seller and Seller’s accountants shall have access to the relevant books and records of Buyer to the extent that they relate to the calculation of the Credit Amount as Seller may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below); provided that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii) Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

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(iii) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to a mutually agreeable and impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Buyer’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the Parties shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties.

(vi) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five Business Days of acceptance of the Closing Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. Any payment of the Post-Closing Adjustment owed by Seller to Buyer shall be paid by the Seller by wire transfer of immediately available funds to Buyer as set forth in the first sentence of this Section 2.07(c)(vi); provided, however, that Buyer, in its sole discretion, may seek payment for such Post-Closing Adjustment by offsetting the amount of such Post-Closing Adjustment against any Purchase Price payments due Seller under Section 2.05 or any amounts of Earn-out Consideration due Seller under Section 2.06.

(d) Prorations. Any rents, prepaid items and other applicable items with respect to the Assumed Liabilities shall be prorated as of the Closing Date.

Section 2.08 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). Any adjustments to the Purchase Price pursuant to Section 2.08 herein shall be allocated in a manner consistent with the Allocation Schedule. A draft of the Allocation Schedule shall be prepared by Buyer, in accordance with IFRS, and delivered to Seller within 30 calendar days after the Closing Statement is finalized pursuant to Section 2.08. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within fifteen (15) days following the date the Allocation Statement is delivered to Seller, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

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Section 2.09 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.10 Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained at or prior to Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and such Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and such Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE III

CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchanging faxed or emailed copies of signed documents, simultaneously with the execution of this Agreement, or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”. For accounting and computation purposes, the Closing will be deemed to have occurred at 12:01 a.m. Mountain Time on the Closing Date (the “Effective Time”).

Section 3.02 Closing Deliverables.

(a)	At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(i) a bill of sale from Seller in form and substance acceptable to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

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(ii) an assignment and assumption agreement from Seller in form and substance acceptable to Buyer (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) an employment agreement in form and substance acceptable to Amaral and Buyer (the “Amaral Employment Agreement”) and duly executed by Amaral;

(iv) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller;

(v) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors and shareholders of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vi) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(vii) a Certificate of Good Standing with respect to Seller, issued by the State of California Secretary of State, dated no more than ten (10) calendar days prior to the Closing Date;

(viii) appropriate releases or other evidence satisfactory to Buyer that all Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances;

(ix) copies of all approvals, consents, notices and waivers that are listed in Section 4.05 of the Disclosure Schedules, in form and substance satisfactory to Buyer; and

(x) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

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(b)	At the Closing, Buyer shall deliver to Seller the following:

(i) the Closing Payment;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) the Amaral Employment Agreement executed by Buyer;

(iv) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the sole member of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder; and

(vi) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Seller Parties jointly and severally represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

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Section 4.02 Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller, as applicable, enforceable against it in accordance with its terms.

Section 4.03 Capitalization; Subsidiaries. The entire issued and outstanding equity interests of Seller are as set forth on Section 4.03 of the Disclosure Schedules.

(a) With respect to Seller, all of the issued and outstanding equity interests of Seller have been duly authorized, validly issued, fully paid, and are non-assessable, and are held of record and beneficially by the Principal as set forth on Section 4.03 of the Disclosure Schedules.

(b) With respect to Seller, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, or other Contracts or commitments that could require Seller to issue, sell, or otherwise cause to become outstanding any of its membership interests, equity interests or other securities. There are no outstanding or authorized stock or equity appreciation, phantom stock or equity, profit participation, or similar rights with respect to Seller. There are no agreements, arrangements, commitments or undertakings between Seller and any Person restricting or otherwise relating to voting, redemption, dividend or distribution rights or the disposition of any equity or securities (including membership interests) of Seller.

(c) Seller does not own, or have any interest in, any Subsidiaries or Investments.

Section 4.04 Authority of Principal. The Principal has full power, authority and legal capacity to enter into this Agreement and the other Transaction Documents to which such Principal is a party, to carry out his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Principal of this Agreement and any other Transaction Document to which the Principal is a party, the performance by the Principal of his or her obligations hereunder and thereunder and the consummation by such Principal of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Principal. This Agreement has been duly executed and delivered by the Principal, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of the Principal enforceable against the Principal in accordance with its terms. When each other Transaction Document to which the Principal is or will be a party has been duly executed and delivered by the Principal (assuming due authorization, execution and delivery by each other Parties thereto), such Transaction Document will constitute a legal and binding obligation of the Principal enforceable against it in accordance with its terms.

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Section 4.05 No Conflicts; Consents. The execution, delivery and performance by Seller and Principal of this Agreement and the other Transaction Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, Principal, the Business or the Purchased Assets; (c) except as set forth in Section 4.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or Principal in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.06 Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheet of the Business as at December 31 in each of the years 2022 and 2023, respectively and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Unaudited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at October 31, 2024, and the related statements of income and retained earnings, shareholders’ equity and cash flow for the ten-month period then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”) are attached to Section 4.06 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Unaudited Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2023 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of October 31, 2024, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Seller maintains a standard system of accounting for the Business established and administered in accordance with IFRS.

Section 4.07 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, other than Liabilities (a) specifically disclosed and adequately reserved for in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) that have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date (none of which relates to a breach of Contract, breach of warranty, tort, infringement, litigation, or a violation of or a liability under any Law).

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Section 4.08 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, Seller has conducted business in the ordinary course of business consistent with past practice, and there has not been:

(a) an event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) a change in any method of accounting or accounting practice for the Business, except as required by IFRS or as disclosed in the notes to the Financial Statements;

(c) a change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d) an entry into any Contract that would constitute a Material Contract;

(e) an incurrence, assumption or guarantee of any Indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f) a transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(g) a cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(h) a transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

(i) a damage, destruction or loss, or any interruption in use, of any Purchased Assets, whether or not covered by insurance;

(j) an acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(k) a capital expenditure;

(l) an imposition of any Encumbrance upon any of the Purchased Assets;

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(m) (i) a grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) a change in the terms of employment for any employee of the Business or any termination of any employees, or (iii) an action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(n) a hiring or promoting of any person as or to (as the case may be) an officer or a hiring or promoting of any employee below officer except to fill a vacancy in the ordinary course of business;

(o) an adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(p) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(q) an adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(r) a purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business, except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or (s) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.09 Material Contracts.

(a) Section 4.09(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property listed or otherwise disclosed in Section 4.12(b) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 4.13(b) of the Disclosure Schedules, being “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $5,000 or which, in each case, cannot be cancelled without penalty or without more than 90 days’ notice;

(ii) all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

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(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, any amount of stock or assets of any other Person, or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without penalty or without more than 90 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees);

(viii) all Contracts with any Governmental Authority;

(ix) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all joint venture, partnership or similar Contracts;

(xi) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii) all powers of attorney with respect to the Business or any Purchased Asset; (xiii) all collective bargaining agreements or Contracts with any Union;

(xiv) all contracts between Seller and a Principal or any Affiliate of a Principal or Seller;

(xv) all contracts with suppliers, vendors, manufacturers or distributors of any of the Company’s products, suppliers or Inventory; and

(xvi) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.09.

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(b) Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been delivered to Buyer. There are no disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.10 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) liens for Taxes not yet due and payable;

(b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets; or

(c) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.11 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 4.12 Real Property.

(a) Seller does not own any real property.

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(b) Section 4.12(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii) Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to Seller’s Knowledge, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c) Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(d) The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including Software, that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

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(b) Section 4.13(b) of the Disclosure Schedules lists all Intellectual Property Agreements. Seller has provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c) Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, Seller has entered into binding, written agreements with every current and former employee of Seller, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Seller any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge Seller’s exclusive ownership of all Intellectual Property Assets. Seller has provided Buyer with true and complete copies of all such agreements.

(d) The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(e) Seller’s rights in the Intellectual Property Assets are valid, subsisting and enforceable. Seller has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

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(f) The conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by Seller, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(g) Section 4.13(g) of the Disclosure Schedules (A) lists all Public Software that is used in the Business, including for the development, licensing, sales, use or support of the Intellectual Property Assets; (B) describes the manner in which such Public Software is used (including whether and how the Public Software was modified and/or distributed by Seller); and (C) identifies the licenses under which such Public Software is used. Seller’s use, marketing, distribution, licensing and sale of the Intellectual Property Assets and the conduct of the Business do not violate any license terms applicable to any Public Software. No Intellectual Property Assets (1) contains, is derived from or is distributed with any Viral Open Source Software; or (2) otherwise imposes any material limitation, restriction, or the right or ability of Seller to use or distribute any Purchased Assets.

(h) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Seller’s rights with respect to any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

Section 4.14 Inventory. Seller maintains sufficient inventory in the ordinary course of business to conduct the Business. The inventory of Seller reflected on the Interim Balance Sheet and in the records and books of account of Seller since the Interim Balance Sheet Date consists of a quality and quantity usable or saleable in its ordinary course of business.

Section 4.15 Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with IFRS, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

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Section 4.16 Accounts Payable. Since the Interim Balance Sheet Date, Seller (a) has not incurred any accounts payable outside of the ordinary course of business, and (b) has paid all accounts payable in accordance with its ordinary practices.

Section 4.17 Customers and Suppliers.

(a) Section 4.17(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $1,000 for each of the three most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce or change the terms of its relationship with the Business, including without limitation requesting price decreases, discounts or changes in payment terms. Since the Interim Balance Sheet Date, there have been no material changes in pricing in respect of any Material Customer.

(b) Section 4.17(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $500 for each of the three most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce or change the terms of its relationship with the Business, including without limitation requesting price increases or changes in payment terms. Since the Interim Balance Sheet Date, there have been no material changes in pricing in respect of any Material Supplier.

Section 4.18 Insurance. Section 4.18 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2021. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it or the Business is bound. True and complete copies of the Insurance Policies have been delivered to Buyer.

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Section 4.19 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller or Principal (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.20 Compliance with Laws; Permits.

(a) Seller and its predecessors and Affiliates has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, and no Action has been filed or commenced against any of them alleging any failure to so comply.

(b) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.20(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.20(b) of the Disclosure Schedules.

Section 4.21 Environmental Matters.

(a) The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

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(b) Seller has obtained and is in compliance with all Environmental Permits (each of which is disclosed in Section 4.21(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e) Section 4.21(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.

(f) Section 4.21(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the Business or the Purchased Assets as to which Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

(g) Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) Seller has delivered to Buyer and listed in Section 4.21(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

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(i) Seller is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

Section 4.22 Employee Benefit Matters.

(a) Section 4.22(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.22(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Seller has delivered to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the three most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

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(c) Each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with IFRS.

(d) Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by Seller or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (B) neither Seller nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to Seller; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the Purchased Assets is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

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(f) Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.

(g) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has delivered to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 4.23 Employment Matters.

(a) Section 4.23(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

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(b) Seller is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of Seller, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

(c) Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

Section 4.24 Taxes.

(a) Except as provided in Section 4.24(a) of the Disclosure Schedules, each Tax required to have been paid, or claimed by any Governmental Authority to be payable, by Seller and all other related entities, since December 31, 2018, has been duly paid in full on a timely basis. Except as provided in Section 4.24(a) of the Disclosure Schedules, any Tax required to have been withheld or collected by the Seller through the Closing has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Authority.

(b) Except as set forth in Section 4.24(b) of the Disclosure Schedules, no claim or other proceeding is pending or has been threatened against or with respect to the Seller in respect of any Tax. Except as set forth in Section 4.24(b) of the Disclosure Schedules, there are no unsatisfied Tax Liabilities (including liabilities for interest, additions to tax and penalties thereon and related expenses).

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(c) Except as set forth in Section 4.24(c) of the Disclosure Schedules, there are no Tax or other liens or other Encumbrance(s), assessments, or demands for payment of any Taxes in existence or threatened against Seller, any predecessor of Seller, or any of the assets of Seller, including the Purchased Assets.

(d) To the Seller’s knowledge, there is no factual or legal basis on which any Governmental Authority or other party could seek from the Buyer Tax obligations owed by the Seller that accrued prior to the Closing Date.

(e) Except as set forth in Section 4.24(e) of the Disclosure Schedules, there is no demand for payment of Taxes, Tax assessments, or Tax judgments that have been made or otherwise exist against the Seller.

(f) There is no agreement, plan, arrangement or other Contract to which the Seller or a party related to the Seller is a party covering any employee or contractor of Seller that, individually or collectively, could give rise directly or indirectly to the payment of any material amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

Section 4.25 Data Privacy and Security. Without limitation of any other representation or warranty set forth herein, including Section 4.19, in connection with the protection, collection, disclosure and/or use of personally identifiable information from any third parties, Seller has in the five year period prior to the date hereof complied, and is presently in compliance, with (a) all applicable Laws relating to data breach notification, data privacy, data security, and/or protection of personal information, including, without limitation, the relevant portions of the Controlling the Assault of Non-Solicited Pornography And Marketing Act (CAN-SPAM), Fair and Accurate Credit Transaction Act (FACTA), Federal Trade Commission (FTC) guidance on Privacy, Data Security, and Identity Theft, and Payment Card Industry Data Security Standard (PCI-DSS) 2.0 and (b) Seller’s publicly posted policies applicable to data privacy, data security, and/or personal information. During the five year period prior to the date hereof, Seller has been in compliance with cyber risk management and cyber risk assessment standards and best practices. Seller has not experienced, during the five year period prior to the date hereof, any unresolved incident in which personal information or other sensitive data was stolen or improperly accessed by a third party, and Seller has not, within the five year period prior to the date hereof, received any written notices or complaints from any Person alleging a violation of such Person’s rights in such Person’s personal information.

Section 4.26 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

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Section 4.27 Restricted Trading of Buyer Common Stock.

(a) Seller acknowledges that the shares of Buyer Common Stock that may be issued under this Agreement have not been, and will not be, registered under the U.S. Securities Act of 1933 or the securities laws of any state and may not be offered or sold except in transactions exempt from, or not subject to, the registration requirements of the Securities Act and any applicable state securities laws. As a result, such shares will be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act. Seller acknowledges and agrees that such shares may be offered, sold, pledged or otherwise transferred only:

(i) to Buyer, subject to compliance with applicable laws;

(ii) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act;

(iii) pursuant to an exemption from registration under the Securities Act; and

(iv) in each case, in compliance with any applicable state securities laws of the United States, after, in the case of proposed transfers under sub-paragraph (iii) above, Seller has furnished to Buyer an opinion of counsel of recognized standing or other evidence reasonably satisfactory to Buyer to the effect that the proposed transfer may be made without registration under the Securities Act and any applicable state securities laws.

(b) In particular, Seller agrees not to trade any shares of Buyer Common Stock on any market in the United States until such time as such shares are no longer “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act.

Section 4.28 Securities Law. Seller represents and warrants to Buyer that it:

(a) is an “accredited investor” within the meaning of Rule 501(a) under the U.S. Securities Act of 1933;

(b) will not acquire the Buyer Common Stock with the purpose of selling or transferring the Buyer Common Stock, or granting, issuing or transferring interests in them in violation of any applicable securities laws;

(c) is aware that publicly available information about Buyer and its securities can be obtained from the Securities and Exchange Commission;

(d) has had access to all information that it believes is necessary or appropriate in connection with its acquisition of the Buyer Common Stock;

(e) has had an opportunity to ask questions of management of Buyer and discuss Buyer’s business, management and financial affairs with its management;

(f) has made and relied upon its own assessment of securities of Buyer and has conducted its own investigations with respect to the Buyer Common Stock including, without limitation, the particular tax consequences of acquiring, owning or disposing of the Buyer Common Stock in light of Seller’s particular situation as well as any consequences arising under the laws of any other taxing jurisdiction;

(g) acknowledges that an investment in the Buyer Common Stock involves a degree of risk;.

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(h) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of a purchase of the Buyer Common Stock; and

(i) has the financial ability to bear the economic risk of the investment in the Buyer Common Stock.

Section 4.29 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New South Wales.

Section 5.02 Authority of Buyer. Buyer has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, limited liability company agreement or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

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Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI

COVENANTS

Section 6.01 Employees and Employee Benefits.

(a) Commencing on the Closing Date, Seller shall terminate all employees of the Business who are actively at work on the Closing Date, and Buyer shall offer employment, on an “at will” basis, to such employees who meet Buyer’s employment onboarding requirements (in Buyer’s discretion), and subject to the execution and delivery by such employees of Buyer’s standard employment-related documents and policies and the fulfillment of the conditions specified therein.

(b) Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

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Section 6.02 Confidentiality. From and after the Closing, Seller and Principal shall, and shall cause their respective Affiliates to, hold, and shall use their reasonable best efforts to cause his, her, its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller or Principal can show that such information (a) is generally available to and known by the public through no fault of Seller or Principal, any of their respective Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller or Principal, any of their respective Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller, Principal or any of their respective Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller or Principal, as the case may be, shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller or Principal, as the case may be, is advised by its counsel in writing is legally required to be disclosed; provided that Seller and Principal shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.03 Non-competition; Non-solicitation.

(a) For a period commencing on the Closing Date and ending on the date which is the later to occur of (1) the end of the period of five (5) years commencing on the Closing Date or (2) the two (2) year anniversary following the final Earn-out Consideration payment made hereunder (the “Restricted Period”), neither Seller nor Principal shall, and Seller and Principal shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller and Principal may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller or a Principal is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(b) During the Restricted Period, neither Seller nor Principal shall, and Seller and Principal shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.01(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment.

(c) During the Restricted Period, neither Seller nor Principal shall, and Seller and Principal shall not permit any of their respective Affiliate to, directly or indirectly, induce any customer, vendor, supplier or other business relation (or any prospective customer, vendor, supplier or other business relation) of Buyer or any of its Affiliates to cease doing business with Buyer or any of its Affiliates, or in any way interfere with the relationship between any such customer, vendor, supplier or other business relation and Buyer and its Affiliates in a manner harmful to Buyer and its Affiliates.

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(d) Seller and Principal shall not at any time make, publish or communicate to any person or entity or in any public forum or to any person with whom Buyer or any of its Affiliates have an existing or prospective business relationship (including, without limitation, existing or prospective employees or customers of Buyer and its Affiliates), any defamatory or disparaging remarks, comments or statements concerning (i) Buyer, any of its Affiliates or its or their respective businesses, any of Buyer’s or any of its Affiliates’ respective Affiliates, employees, officers and directors (in their capacity as such), or any of Buyer’s or any of its Affiliates’ existing or prospective customers or suppliers (in their capacity as such) and investors or (ii) Buyer’s investors, their respective Affiliates or their respective employees, officers and directors (in their capacity as such).

(e) Seller and Principal acknowledge that a breach or threatened breach of this Section 6.03 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by Seller or Principal of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or prove actual damages).

(f) Seller and Principal acknowledge that the restrictions contained in this Section 6.03 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.03 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.03 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.04 Consents. Seller shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.05 of the Disclosure Schedules.

Section 6.05 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

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(ii) upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 6.05 where such access would violate any Law.

Section 6.06 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party.

Section 6.07 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.08 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within ten calendar days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within ten calendar days after its receipt thereof.

Section 6.09 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

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Section 6.10 Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.11 Names Following Closing. Immediately following the Closing, Seller shall amend or terminate its organizational documents or any certificate of assumed name or d/b/a filings so as to eliminate its right to use the names “BJJLink”, or any name that, in the judgment of Buyer, is similar to such name, and none of Seller nor any Principal shall thereafter use that name or other names acquired by Buyer hereunder or names confusingly similar thereto.

Section 6.12 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 24 months from the Closing Date; provided that the representations and warranties in (i) Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.03 (Capitalization; Subsidiaries), Section 4.04 (Authority of Principal), Section 4.05 (No Conflicts; Consents), Section 4.10 (Title to Purchased Assets), Section 4.13(c) (Intellectual Property), Section 4.26 (Brokers), Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer) and Section 5.04 (Brokers) shall survive indefinitely, (ii) Section 4.21 (Environmental Matters) shall survive for a period of 6 years plus 90 days after the Closing, and (iii) Section 4.22 (Employee Benefit Matters), Section 4.23 (Employment Matters), Section 4.24 (Taxes) and Section 4.25 (Data Private and Security) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days (the representations referenced in (i), (ii) and (iii) above, other than those set forth in Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer) and Section 5.04 (Brokers), are referred to herein as the “Fundamental Representations”). All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 7.02 Indemnification By Seller Parties. Subject to the other terms and conditions of this Article VII, the Seller Parties shall jointly and severally indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller Parties contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of the Seller Parties pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Seller Party pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of a Seller Party pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability;

(d) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of a Seller Party or any of its Affiliates (other than the Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date; or

(e) the matters set forth on Section 7.02(e) of the Disclosure Schedule.

Section 7.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend each Seller Party and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

Section 7.04 Certain Limitations.

(a) For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(b) The aggregate amount of all Losses for which the Seller Parties shall be liable pursuant to Section 7.02(a) shall not exceed an amount equal to the Purchase Price.

Section 7.05 Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.02) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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Section 7.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within five Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. To the extent a Buyer Indemnitee is entitled to indemnification pursuant to Section 7.02, Buyer shall seek payment for such Losses from Seller and Principal, on a joint and several basis, by payment made by Seller or a Principal, as the case may be, by wire transfer of immediately available funds to the account of Buyer specified in writing to Seller or such Principal; provided, however, that Buyer, in its sole discretion, may seek payment for such Losses by offsetting the amount of such Losses against any Purchase Price payments due Seller under Section 2.05 or any Earn-out Consideration payments due Seller under Section 2.06.

Section 7.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 7.09 Exclusive Remedies. Subject to Section 6.03 and Section 8.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity, willful misconduct or intentional misrepresentation on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal, willful misconduct or intentional misrepresentation.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

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Section 8.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller or Principal:	BJJLink LLC 8322 Clairemony Mesa Blvd Suite 210, San Diego, CA 92111 E-mail: santiago@bjjlink.com Attention: Santiago Amaral

with a copy to:	E-mail: ajmistretta@gmail.com Attention: Alana Martinez

If to Buyer:	Alta Global Group Limited E-mail: jonathan@trainalta.com Attention: Jonathan Hart

with a copy to:	Kunzler, Bean & Adamson, PC 50 W Broadway 10th floor Salt Lake City, UT 84101
	E-mail:	dan@kba.law
	Attention:	Daniel Gutierrez, Esq.

Section 8.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules, Annexes and Exhibits mean the Articles and Sections of, and Disclosure Schedules, Annexes and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules, Annexes and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 8.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.03(f), upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Annexes, the Exhibits and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08 No Third-party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 8.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New South Wales, Australia without giving effect to any choice or conflict of law provision or rule (whether of the State of New South Wales, Australia or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE COURTS OF THE STATE OF NEW SOUTH WALES, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 8.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

BJJLINK LLC

By:
Name:
Title:

PRINCIPAL:

Santiago Amaral

BUYER:

ALTA GLOBAL GROUP LIMITED

By:
Name:	NICK LANGTON
Its:	Founder and CEO